Exhibit 99.1

AGTC Announces Financial Results and Business Update for the Quarter Ended September 30, 2021

-Company on track to provide multiple data readouts for XLRP and ACHM clinical programs in 2021 and 2022-

-Company to host management update and webcast today at 8:00 a.m. ET-

GAINESVILLE, Fla. and CAMBRIDGE, Mass., Nov. 9, 2021 — Applied Genetic Technologies Corporation (Nasdaq: AGTC), a biotechnology company conducting human clinical trials of adeno-associated virus (AAV)-based gene therapies for the treatment of rare inherited retinal diseases (IRDs), today announced financial results for the quarter ended September 30, 2021.

“We have significant momentum toward achieving multiple clinical and regulatory milestones in the year ahead. We believe that the data we have generated to date in the Phase 1/2 XLRP clinical trial point to a higher likelihood of success in achieving similar results in both the Skyline and Vista trials and look forward to sharing that data in 2022,” said Sue Washer, President and CEO of AGTC. “In order to execute on these opportunities, we have strengthened our management team with individuals who we believe will provide additional expertise to navigate the clinical development and regulatory pathways for both our clinical programs and the exciting preclinical product candidates we are advancing towards potential IND filings. We are confident that we will be able to generate value for patients, clinicians and stockholders.”

Recent Highlights

X-linked Retinitis Pigmentosa (XLRP)

The Company is currently conducting the Skyline expanded Phase 1/2 XLRP and Vista Phase 2/3 XLRP clinical trials to support a potential filing of a Biologics License Application (BLA). Earlier in the year, the Company reported positive 12-month data from the highest dose groups in the ongoing XLRP Phase 1/2 clinical trial, including 12-month data from Groups 5 and 6 reflecting a 50% response rate among patients who meet the inclusion criteria for the Skyline and Vista trials. In addition, the Company reported 24-month data from two Group 4 patients that provides preliminary evidence of response durability. These data together with the statistically significant improvements in visual acuity and data presented in September 2021 indicating a correlation between improvements in macular structure and visual function as well as continued evidence of a favorable safety profile add to the growing body of evidence suggesting the significant benefit possible for patients receiving AGTC’s XLRP product candidate.

Over the next 12 months, the Company expects to achieve the following milestones in the XLRP development program:

•	Presentation of 12-month trial results from the ongoing Phase 1/2 clinical trial at the American Academy of Ophthalmology Annual Meeting being held from November 12 – 15, 2021;

•	Release of 3-month interim Skyline trial results in 1H 2022;

•	Release of 24-month results from the ongoing Phase 1/2 clinical trial in 3Q 2022;

•	Release of 12-month Skyline trial results in 4Q 2022; and

•	Release of 6-month interim Vista trial results in 4Q 2022.

Achromatopsia (ACHM)

In June, the Company reported 12-month data from its ongoing Phase 1/2 ACHM clinical trials, including data from all adult and low-dose pediatric patients. In the ACHMB3 trial, the product candidate demonstrated biologic activity based on improvements in visual sensitivity and light discomfort, both of which were supported by anecdotal patient reports. In addition, the safety profile of the product candidate remained favorable. Based on these data, AGTC intends to advance the ACHMB3 program to the next stage of clinical development.

AGTC recently enrolled six pediatric ACHMB3 patients and five pediatric ACHMA3 patients in higher dose groups 5a and 6a and has achieved a key objective of the trial – the identification of a maximum tolerated dose. To address the previously reported Suspected Unexpected Serious Adverse Reactions, or SUSARs, in three pediatric patients in the highest dose group 6a, systemic and local steroid doses were increased. In addition, patient monitoring also increased and the investigators are now tapering these patients to lower doses of steroids and all patients are improving.

Over the next 12 months, the Company expects to achieve the following milestones in the ACHM development program:

•	Release of 3-month data from the pediatric patients in both trials in 4Q 2021; and

•	Submission of an End-of-Phase 2 briefing packet to the U.S. Food and Drug Administration (FDA) and receipt of feedback in 1H 2022.

Bionic Sight Collaboration

Earlier in 2021 the Company’s collaborator, Bionic Sight, announced promising initial Phase 1/2 data in a retinitis pigmentosa optogenetics study that showed that treated patients, all of whom have complete or near-complete blindness, can now see light and motion, and, in two cases, can detect the direction of motion.

Manufacturing Facility

In May, the Company announced an expansion of its manufacturing and analytics capabilities by leasing a 21,250 square foot build-to-suit current Good Manufacturing Practice (cGMP) manufacturing facility adjacent to the Company’s Florida facility. The company expects the new facility to be operational in the fourth quarter of 2022 and has already made several key hires to support the design and construction of the building. The facility is a key part of the Company’s strategy to expedite the potential BLA filing and commercial launch, subject to FDA approval, of its candidate for the treatment of XLRP, support the manufacture and supply of materials for the ACHM and early pipeline programs, and to provide overall supply chain security and redundancy.

Preclinical Programs

AGTC has a broad and diversified preclinical pipeline addressing patient populations with significant unmet needs, including an additional ophthalmology program targeting the dry form of age-related macular degeneration (dAMD), two programs targeting central nervous system (CNS) disorders – one in Frontotemporal Dementia (FTD) and the second in Amyotrophic Lateral Sclerosis (ALS) – and a program targeting non-syndromic hearing loss through its strategic collaboration with Otonomy, Inc. (Otonomy). The dAMD and FTD programs are in advanced preclinical development with expected toxicology and biodistribution studies to begin in 2022. The program with Otonomy is expected to move forward with an Investigational New Drug (IND) application in the first half of 2023.

Leadership Appointments

AGTC recently announced the appointments of Susan Schneider, M.D. as Chief Medical Officer and Sarah C. DiSalvatore, M.P.H. as Vice President of Clinical Operations.

Dr. Schneider is a biopharmaceutical leader with a proven track record of delivering high quality clinical results, globally, across multiple ophthalmology drug development programs including LUCENTIS®. An ophthalmologist by training, her expertise in developing high performing cross-functional teams and building strong therapeutic development programs will further strengthen AGTC’s leadership in advancing the Company’s clinical stage assets.

Ms. DiSalvatore is an experienced and an accomplished pharmaceutical professional who brings deep expertise in research and development to AGTC’s clinical operations team, including laboratory bench work, unique strategies to expedite clinical trial enrollment as well as the preparation of IND and New Drug Applications / BLA filings.

Financial Results for the Quarter Ended September 30, 2021

R&D Expenses: Research and development expenses were $12.3 million for the quarter ended September 30, 2021 compared to $11.6 million during the same period in the prior year. The increase of $0.7 million was primarily due to increased external XLRP spending to support planned manufacturing, clinical site preparation and other activities related to the Skyline and Vista trials and higher employee-related costs that were primarily attributable to increased headcount. These increases were partially offset by decreased external spending on the ACHM development program.

G&A Expenses: General and administrative expenses were $4.1 million for the quarter ended September 30, 2021 compared to $3.4 million during the same period in the prior year. The increase of $0.7 million was primarily due to higher operating and business development costs pertaining to our recurring operations, partially offset by lower legal fees.

Interest Expense: Interest expense for the quarter ended September 30, 2021 increased by $0.3 million compared to the same period in the prior year due to supplemental borrowing by the Company in May 2021 under its amended loan agreement with Hercules Capital, Inc.

Net Loss: The Company’s net loss was $17.1 million and $15.4 million for the quarters ended September 30, 2021 and 2020, respectively.

Financial Guidance: As of September 30, 2021, the Company’s cash and cash equivalents totaled $90.5 million. Management believes that these funds will be sufficient to allow the Company to generate data from its ongoing and planned clinical programs and fund currently planned research and discovery programs into calendar year 2023.

Conference Call and Webcast

AGTC will host a conference call and webcast to review business operations and discuss financial results for the quarter ended September 30, 2021 today at 8:00 a.m. ET. To access the call, dial 877-407-6184 (US) or 201-389-0877 (outside of the US). A live webcast will be available in the Events and Presentations section of AGTC’s Investor Relations site at http://ir.agtc.com/events-and-presentations.

Please log in approximately 10 minutes prior to the scheduled start time. The archived webcast will be available in the Events and Presentations section of the company’s website.

About AGTC

AGTC is a clinical-stage biotechnology company developing genetic therapies for people with rare and debilitating ophthalmic, otologic and central nervous system (CNS) diseases. AGTC is a leader in designing and constructing all critical gene therapy elements and bringing them together to develop customized therapies with the potential to address real patient needs. AGTC’s most advanced clinical programs leverage its best-in-class technology platform to potentially improve vision for patients with an inherited retinal disease. AGTC has active clinical trials in X-linked retinitis pigmentosa (XLRP) and achromatopsia (ACHM CNGB3 and ACHM CNGA3). Its preclinical programs build on the Company’s industry leading AAV manufacturing technology and scientific expertise. AGTC is advancing multiple important pipeline candidates to address substantial unmet clinical needs in optogenetics, otology and CNS disorders, including entering into strategic partnerships with companies including Otonomy, Inc., a biopharmaceutical company dedicated to the development of innovative therapeutics for neurotology, and Bionic Sight, LLC, an innovator in the emerging field of optogenetics and retinal coding.

Forward-Looking Statements

This release contains forward-looking statements that reflect AGTC’s plans, estimates, assumptions and beliefs, including statements about the potential and expected timeline for the Company’s late-stage development programs in X-Linked Retinitis Pigmentosa (XLRP) and Achromatopsia (ACHM), the timing and potential of the Company’s pre-clinical programs, partnered programs and collaborations, and the timing for an impact of its planned manufacturing facilities. Forward-looking statements include information concerning possible or assumed future results of operations, financial guidance, business strategies and operations, preclinical and clinical product development and regulatory progress, potential growth opportunities, potential market opportunities, the effects of competition and the impact of the COVID-19 pandemic, including the impact on its ability to obtain the raw materials necessary to conduct its clinical trials. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Actual results could differ materially from those discussed in the forward-looking statements, due to a number of important factors. Risks and uncertainties that may cause actual results to differ materially include, among others: gene therapy is still novel with only a few approved treatments so far; AGTC cannot predict when or if it will obtain regulatory approval to commercialize a product candidate or receive reasonable reimbursement; uncertainty inherent in clinical trials and the regulatory review process; risks and uncertainties associated with drug development and commercialization; the direct and indirect impacts of the ongoing COVID-19 pandemic on our business, results of operations, and financial condition; factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth under the heading “Risk Factors” in our most recent annual report on Form 10-K, as updated by subsequent quarterly reports on Form 10-Q and in other reports we file with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management’s plans, estimates, assumptions and beliefs only as of the date of this release. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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APPLIED GENETIC TECHNOLOGIES CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

In thousands	September 30, 2021	June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$90,515	$105,052
Investments	—	2,000
Prepaid and other current assets	2,871	2,655

Total current assets	93,386	109,707
Property and equipment, net	4,550	4,658
Intangible assets, net	1,303	1,287
Investment in Bionic Sight, LLC	7,969	8,000
Right-of-use assets—operating leases	3,059	3,167
Right-of-use asset—financing lease	23	34
Other assets	121	113

Total assets	$110,411	$126,966

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,083	$1,879
Accrued and other liabilities	14,061	14,500
Lease liabilities—operating	1,121	1,116
Lease liability—finance	26	38
Current portion of long-term debt	4,418	2,181

Total current liabilities	21,709	19,714
Lease liabilities—operating, net of current portion	3,218	3,418
Long-term debt, net of debt discounts and deferred financing fees	15,659	17,727
Other liabilities	300	299

Total liabilities	40,886	41,158

Stockholders’ equity:
Preferred stock	—	—
Common stock	43	43
Additional paid-in capital	326,126	325,245
Treasury stock	(256)	(211)
Accumulated deficit	(256,388)	(239,269)

Total stockholders’ equity	69,525	85,808

Total liabilities and stockholders’ equity	$110,411	$126,966

APPLIED GENETIC TECHNOLOGIES CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,
In thousands, except per share data	2021	2020
Revenue	$—	$—

Operating expenses:
Research and development	12,325	11,626
General and administrative and other	4,100	3,436

Total operating expenses	16,425	15,062

Loss from operations	(16,425)	(15,062)

Other income (expense), net:
Investment income, net	6	64
Interest expense	(669)	(332)

Total other income (expense), net	(663)	(268)

Loss before provision for income taxes	(17,088)	(15,330)
Provision for income taxes	—	21

Loss before equity in net losses of an affiliate	(17,088)	(15,351)
Equity in net losses of an affiliate	(31)	(29)

Net loss	$(17,119)	$(15,380)

Weighted average shares outstanding:
Basic	42,823	25,818
Diluted	42,823	25,818
Net loss per common share:
Basic	$(0.40)	$(0.60)
Diluted	$(0.40)	$(0.60)

IR Contact:

David Carey

Lazar FINN Partners

T: (212) 867-1768

david.carey@finnpartners.com

Corporate Contact:

Jonathan Lieber

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (617) 843-5778

jlieber@agtc.com